Exhibit 4.56

English Translation

PRINTED UNDER THE SUPERVISION OF HUA XIA BANK

MAXIMUM GUARANTEE CONTRACT

HUA XIA BANK, NANJING BRANCH

MAXIMUM GUARANTEE CONTRACT

Contract No.: NJ21 (Gao Bao) 20070001

Party A (Guarantor): China Electric Equipment Group Co., Ltd.

Legal Representative: Lu Tingxiu

Registered Address: 123 West Focheng Road, Jiangning Economic & Technical Development Zone, Nanjing

Post Code:

Tel.: 025-52795962	Fax: 025-52095968

Bank of Basic Account: ICBC, Chengbei Branch

A/C No.: 4301010919100347727

Party B (Creditor): Hua Xia Bank, Nanjing Branch

Legal Representative/Main person in charge: Shen Jian

Registered Address: No. 81, Zhongshan Road, Nanjing	Post Code: 210005

Tel.: 025-84700088	Fax: 025-84700088

Party B and CEEG (Nanjing) PV-Tech Co., Ltd. (hereinafter referred to as “Debtor”) will conclude several business contracts within the term as specified herein in accordance with the Guaranty Law of the People’s Republic of China, and Party A agrees to provide the security of guarantee for all creditor’s rights under those business contracts subject to the limitation of maximum amount of creditor’s rights (hereinafter referred to as “Principal Creditor’s Rights”), for the benefits of Party B. Now, therefore, both parties hereby enter into this Contract through negotiation.

ARTICLE 1 CATEGORY, AMOUNT AND TERM OF THE PRINCIPAL CREDITOR’S RIGHTS SECURED

1.1 The form of the Master Contract to be secured by the guarantee hereunder is:

☑ Party B will conclude a Credit Facility Contract with Maximum Amount (No. NJ21 (Rong Zi) 20070001) with the Debtor, and this contract and all specific business contracts thereunder constitute the Master Contract to this Contract;

☐ All [            ] contracts concluded by Party B and the Debtor continuously within the term of this Contract constitute the Master Contract to this Contract.

1.2 The category of the Principal Creditor’s Rights secured by Party A is to be stipulated by the Master Contract.

1.3 The amount of the Principal Creditor’s Rights with a maximum amount secured hereunder is (in word) RMB Ninety Two Million Yuan Only (of which, the amount in any other currency shall be converted according to the exchange rate announced by Party B on the date of transaction).

1.4 The period for conclusion of specific business contracts secured hereunder shall be from June 4, 2007 to June 4, 2008.

1.5 The due date of the debts owed by the Debtor under the Master Contract is stipulated in the Master Contract. Where the Debtor is to discharge the debts in installments under the Master Contract, the due date of such installment of debt shall be the maturity date of such installment of debt. Where the Creditor announces an earlier maturity of a specific installment of debts according to the Master Contract, the earlier maturity date shall be the maturity date of such installment.

ARTICLE 2 SCOPE OF GUARANTEE

2.1 The scope of guarantee hereunder includes the principal of the debt under the Master Contract, interests, overdue interests, penalty interests, compound interests, liquidated damages, damages and costs of enforcing the creditor’s rights by Party B, including but not limited to legal costs, costs of arbitration, costs for preservation, costs of public announcement, costs of assessment, costs of identification, auction costs, travel expenses, telecommunication costs and attorney fees, as well as other costs and expenses payable by the Debtor.

ARTICLE 3 METHOD OF GUARANTEE

3.1 The guarantee provided by Party A is a guarantee of joint and several liabilities. Where the Debtor fails to repay the loans under the Master Contract, Party B may directly demand Party A to repay the loans and Party A shall immediately discharge the debts under the Master Contract.

ARTICLE 4 PERIOD OF GUARANTEE

4.1 The term of the guarantee provided by Party A hereunder shall be two (2) years, as from the maturity date of the debts as specified in the Master Contract. The term of guarantee under each specific business contract (or agreement) shall be calculated separately.

4.2 The “maturity date of the debts under the Master Contract” as mentioned above shall mean the due date of each installment of debt, where the debts are to be discharged by the Debtor in installments; and also the earlier maturity date of any debt announced by the Creditor according to the Master Contract.

4.3 Where the business under the Master Contract is L/C, bank acceptance draft, letter of bond or guaranty for delivery of goods, the term of guarantee shall be two (2) years from the date of advance payment by the Creditor; where the payment is advanced in installments, the term of guarantee for each installment shall be calculated separately and respectively.

ARTICLE 5 RIGHTS AND OBLIGATIONS OF PARTY A

5.1 Party A undertakes that it is a lawful corporation duly established and existing, and has the lawful qualification of guarantee and the ability to discharge the debts, and voluntarily agrees to assume and perform the obligation of guarantee with its own or disposable assets.

5.2 Party A undertakes that execution of this Contract is duly approved by its superior authority or its board of directors and it has obtained all necessary authorization for the execution of this Contract.

5.3 Party A undertakes that execution and performance of this Contract will not violate any provision or agreement binding upon it and its assets, or any guaranty agreement or any other agreement signed by Party A with any other party, or any other document, contract or commitment binding upon Party A.

5.4 All documents and materials provided by Party A to Party B hereunder are authentic, accurate, lawful and valid.

5.5 Party A has understood and agreed all terms and conditions of the Master Contract, and voluntarily provides the guarantee for the benefits of the Debtor and undertakes to perform the obligation of guarantee according to this Contract.

5.6 Where the Master Contract hereunder is a Bank Acceptance Agreement, Party A hereby undertakes that any instrument or non-instrument dispute between the Debtor and the holder, endorser or any other party of the acceptance draft will not affect Party A’s liabilities of guarantee to Party B hereunder.

5.7 Where there is any other form of security under the Master Contract in addition to the guarantee hereunder, Party A’s liabilities of guarantee to Party B will not be affected, released or reduced due to any other security provided by any other person, and assumption of the liabilities of guarantee by Party A is not subject to the condition that Party B makes a claim, initiates an action/arbitration/enforcement against any other party providing the security.

5.8 Party A hereunder undertakes that, during the term of this Contract, it will not provide any other security to any third party in whatever form beyond its ability of security.

5.9 Party A hereunder undertakes that, during the term of this Contract, it will provide all financial statements, such as balance sheet, statement of profit and loss and statement of cash flow upon request of Party B, and will accept Party B’s audit and supervision on Party A’s production, business operation and financial status.

5.10 During the term of this Contract, in the event of contracting, lease, trust, asset restructuring, debt restructuring, reformation of capital structure, association, merger (or consolidation), division, assignment of assets, joint venture (or cooperation), reduction of registered capital or voluntary close-down for rectification, voluntary dissolution (or revocation) or voluntary bankrupt or any other change to the operation mode, capital structure or legal status on the part of Party A, Party A shall send a written notice to Party B thirty days prior to the occurrence of such event and perform all obligations of guarantee hereunder.

5.11 During the term of this Contract, if Party A is announced stoppage of business for rectification, close-down, dissolution (or revocation) or bankruptcy, or there is any other change to the capital structure or legal status of Party A, or there is any other event materially affects Party A’s ability in business operation or ability of guaranty, Party A shall send a written notice to Party B within three days upon occurrence of such event.

5.12 Where there is any change to the registered address, name or legal representative of Party A, Party A shall send a written notice to Party B within seven days upon such change.

ARTICLE 6 RIGHTS AND OBLIGATIONS OF PARTY B

6.1 Party B may from time to time demand Party A to provide the financial reports, financial statements and other materials reflecting Party A’s business status and credit condition.

6.2 Where the Debtor fails to repay the loan on the maturity date according to the Master Contract, including the maturity date of any installment of loan or the earlier maturity announced by the Creditor, Party B may demand Party A to perform its liabilities of guarantee hereunder.

6.3 If Party B has any other security for the creditor’s rights under the Master Contract, Party B may choose to exercise the security right hereunder in priority and demand Party A to perform the guarantee of joint and several liabilities.

6.4 Where Party A fails to perform any obligation hereunder, Party B may directly deduct an amount payable by Party A from any account opened by Party A at any business office of Hua Xia Bank. Where the currency of the account is different from the currency of the Principal Creditor’s Rights, it shall be converted according the exchange rate announced by Party B on the day of deduction.

6.5 When Party B concludes any specific business contract (or agreement) with the Debtor, it is not required to send a notice to Party A.

ARTICLE 7 DEFAULT LIABILITIES

7.1 Upon effectiveness of this Contract, both parties hereto shall perform their own obligations hereunder. If either party hereto fails to perform or fails to fully perform its obligations hereunder, it shall assume the liabilities for breach of contract accordingly and indemnify the other party against all losses and damages resulting therefrom.

ARTICLE 8 EFFECTIVENESS

8.1 This Contract shall become effective as of being signed by both parties.

8.2 This Contract is independent from the Master Contract and not subject to the invalidity of the Master Contract. Where the Master Contract is held as invalid, Party A shall also be liable for guarantee for the obligations of the Debtor resulting from return of properties or indemnification of losses.

ARTICLE 9 AMENDMENT AND TERMINATION

9.1 Neither party may amend or terminate this Contract by its sole discretion after this Contract becomes effective.

9.2 Party B may amend the Master Contract with the agreement of the Debtor without the consent of Party A, other than extension of the term or increase of the amount of Principal Creditor’s Rights.

9.3 Where the category of the Principal Creditor’s Rights hereunder is the advancement for L/C, Party A hereby confirms that when the L/C is modified by the applicant and Party B and amount under the modified L/C (excluding the interests, liquidated damages, indemnity and other relevant costs and expenses) does not exceed the total amount of the credit amount and overshipment amount under the L/C specified in the Master Contract, whatever change to the amount of L/C or any other terms and conditions, it shall be deemed that such modification has been approved by Party A in advance, and this Contract will remain full effect and force and Party A shall still be subject to the guarantee of joint and several liabilities.

ARTICLE 10 DISPUTE SETTLEMENT

10.1 Any dispute arising from the performance of this Contract by both parties shall be settled through mutual negotiations; in case no settlement can be reached, both parties will choose either of the following options to settle the dispute:

☑ To file an action before the people’s court where Party resides;

☐ To submit the dispute to                              arbitration committee for arbitration.

ARTICLE 11 SUPPLEMENTARY PROVISIONS

11.1 Where there is any change to the legal person’s name, legal representative or registered address of Party A during the term of this Contract but Party A fails to send a written notice to Party B, all instruments sent by Party B to the address of Party A listed herein shall be deemed as duly delivered.

11.2 Other issues agreed by both parties:

.

11.3 This Contract shall be executed one for each party hereto and each being of equal authenticity.

11.4 All attachments to this Contract are the integral parts hereof and shall have the same legal force as this Contract.

11.5 Party B has taken reasonable means to remind Party A of all terms and conditions hereunder releasing or restricting the obligations and liabilities of Party B, and has made sufficient explanations upon request of Party A. Both parties have a consistent understanding about all terms and conditions of this Contract.

Party A: China Electric Equipment Group Co., Ltd. (Seal)

Legal Representative: /s/ Lu Tingxiu

(or Duly Authorized Representative)

May 31, 2007

Party B: Hua Xia Bank, Nanjing Branch (Special Seal for Contract)

Legal Representative/Main person in charge: Bi Shunrong (Seal)

(or Duly Authorized Representative)

(Signature or Seal) (Seal)

May 31, 2007